Exhibit 10.2

FIRST AMENDMENT TO ADVISORY AGREEMENT OF
PHILLIPS EDISON GROCERY CENTER REIT I, INC.

This First Amendment (this “Amendment”) is made effective as of October 1, 2015, to the Advisory Agreement (the “Advisory Agreement”), dated December 3, 2014, by and among Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (formerly Phillips Edison – ARC Shopping Center REIT Inc., the “Company”), Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (formerly Phillips Edison – ARC Shopping Center Operating Partnership L.P., the “Partnership”), and Phillips Edison NTR LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Advisory Agreement.
WHEREAS, the Company, the Partnership and the Advisor previously entered into the Advisory Agreement; and
WHEREAS, pursuant to Section 15.3 of the Advisory Agreement, the Company, the Partnership and the Advisor desire to amend the Advisory Agreement in order to modify the terms thereof with respect to certain fees;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Advisory Agreement is hereby amended as follows:
1.Amendment to Article 1. Article 1 of the Advisory Agreement shall be amended to remove the term “Financing Fee” and to add the following definitions:
“Asset Management Fee” shall have the meaning set forth in Section 8.2.
“Conflicts Committee” shall have the meaning set forth in the Corporate Governance Guidelines.
“Cost of Assets” means, with respect to a Real Estate Asset, the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs, but shall exclude Acquisition Fees associated with such Real Estate Asset.
“Real Estate Assets” means any investment by the Company, the Partnership, or any subsidiary of the Company or the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture (net of any interest held in such investment by a partner or member of an unaffiliated Joint Venture).
“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

2.Amendment to Section 8.2. Section 8.2 of the Advisory Agreement shall be deleted in its entirety and replaced as follows:
8.2    Asset Management Fee. Commencing with the month beginning October 1, 2015, the Company shall pay the Advisor or its assignees as compensation for the services described in Section 3.2 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to 0.06667% multiplied by the Cost of Assets as of the last day of the preceding monthly period. The Asset Management Fee shall be payable monthly in arrears on the first business day of each month. The Advisor shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. The Asset Management Fee will be appropriately prorated for any partial month.
In addition, the Partnership shall periodically issue Subordinated Participation Interests in the Partnership to the Advisor or its assignees, pursuant to the terms and conditions contained in the Partnership Agreement, in connection with the Advisor’s (or its assignees’) management of the Company’s and the Partnership’s assets.
3.Amendment to Section 8.4. Section 8.4 of the Advisory Agreement shall be deleted in its entirety and replaced as follows:
8.4    Reserved.
4.Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provisions of the Advisory Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Advisory Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Phillips Edison Grocery Center REIT I, Inc. By: /s/ R. Mark Addy Name: R. Mark Addy Title: Co-President

Phillips Edison Grocery Center Operating Partnership I, L.P.

By: Phillips Edison Grocery Center OP GP I, LLC, its general partner

By: Phillips Edison Grocery Center REIT I, Inc., its sole member

   By: /s/ R. Mark Addy
   Name: R. Mark Addy
   Title: Co-President

Phillips Edison NTR LLC By: /s/ R. Mark Addy Name: R. Mark Addy Title: Co-President